Filed pursuant to rule
424(b)(3)
Registration No. 333-145686

IMPORTANT NOTICE

1.           SIERRA PACIFIC RESOURCES CHANGES NAME TO NV ENERGY, INC.
AND TICKER SYMBOL TO NVE
2.           CHANGE IN CERTIFICATE POLICY AND
3.           AMENDMENTS TO ARTICLES OF INCORPORATION; BY-LAWS

Dear Investor:

On November 19, 2008, shareholders voted to amend our Company’s Restated Articles of Incorporation to change our name from “Sierra Pacific Resources” to “NV Energy, Inc.” Subsequently, our Company’s stock which previously traded on the New York Stock Exchange under the symbol “SRP” now trades under the symbol “NVE.”  In addition to a new ticker symbol, our CUSIP has changed as well.  The new CUSIP is 67073Y 106.  The Company believes that the new name more accurately reflects our commitment to Nevada and our focus on diverse energy strategies for Nevadans.

In addition to the change in our name, we have adopted a new certificate policy. In an effort to reduce costs to our shareholders and be good stewards for our environment, the Board of Directors has decided that all future shares will be registered electronically and no physical certificates will be issued.  For any transactions involving a stock certificate bearing the name “Sierra Pacific Resources," Wells Fargo Shareowner Services will complete the transaction and mail a Direct Registration System (DRS) Position Statement directly to the registered owner of securities. (For more information regarding DRS, please refer to item 31 in the Plan Prospectus.)

UPDATES TO OUR PROSPECTUS

Name Change

Please note that any references in the enclosed Plan Prospectus to “Sierra Pacific Resources,” “Sierra Pacific,” “we,” “us,” “our,” or similar references now refer specifically to “NV Energy, Inc.” This change is a result of an amendment to our Restated Articles of Incorporation that was approved by our stockholders November 19, 2008. The rights, preferences and privileges of stockholders holding existing certificates and uncertificated shares will be the same as holders of uncertificated shares evidencing the new name, “NV Energy, Inc.”

Physical Certificate Policy

Please be advised that any reference to certificates in the enclosed Plan refer to certificates that have already been issued. Paragraph 2 under Number 28 of the enclosed Prospectus no longer applies. Certificates may not be requested at any time.

Amendments to Articles of Incorporation; By-laws

The Stockholders of NVE approved a proposal to amend NVE’s Articles of Incorporation at the 2009 Annual Meeting on April 30, 2009, providing for the phase-in of annual election of Directors.  The amendment to NVE’s Articles of Incorporation is described in NVE’s definitive Proxy Statement dated March 20, 2009, and filed with the SEC.  The amendment became effective upon its filing with the Secretary of State of Nevada on May 1, 2009.

The Board of Directors of NVE on May 1, 2009, amended Article VIII of NVE’s By-laws to eliminate the references to a classified Board and to clarify that the Board may fix the number of Directors from time to time by an affirmative vote of two-thirds of the entire Board of Directors.

Please be advised that the reference to a classified Board on Page 23 in Paragraph 4 of the enclosed Prospectus no longer applies.

General Information

Account information is available 24 hours a day, 7 days a week, through our transfer agent, Wells Fargo Shareowner Services:  877-778-6783 Fax:  651-450-4085

For Company information, Shareholder Services is available from 7:00 a.m. to 5:00 p.m. Pacific Standard Time, Monday through Friday. Tel:  800-662-7575, Option 2 Tel:  775-834-3610 (outside the United States)

Internet Access

Company Information - www.nvenergy.com
Account Information - www.shareowneronline.com
General Information - www.wellsfargo.com/shareownerservices

Thank you for your interest in NV Energy, Inc. Common Stock Investment Plan